FIRST AMENDMENT TO
CUSTODY AGREEMENT

This First Amendment (“Amendment”) to the Custody Agreement dated March 30, 1995 (the “Agreement”) is entered by and between Aquila Municipal Trust (formerly known as Aquila Tax-Free Trust of Arizona), a business trust organized under the laws of the Commonwealth of Massachusetts (the “Trust”) and JPMorgan Chase Bank, N.A. (the “Custodian”).

WHEREAS, Bank One Trust Company, N.A. (“BOTC”) entered into the Agreement with the Trust; and

WHEREAS, the Custodian is successor in interest to BOTC, and by virtue thereof, continues in its capacity as custodian of the Trust; and

WHEREAS, under an Agreement and Plan of Reorganization, several Funds will become portfolios of the Trust effective as of October 11, 2013; and

WHEREAS, pursuant to Section 14.3 of the Agreement, the Trust and the Custodian may amend the Agreement and the parties now desire to amend the Agreement;

NOW, THEREFORE BE IT RESOLVED, in accordance with Section 14.3 of the Agreement, the Trust and the Custodian agree to amend the Agreement in the following respect:

1.           Exhibit A of the Agreement is replaced in its entirety with the Exhibit A attached hereto.

2.           This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same amendment.  The parties’ execution and delivery of this Agreement by facsimile, email, or electronic copies shall have the same force and effect as execution and delivery of an original.

3.           Except as modified herein, all other provisions of the Agreement shall continue in full force and effect.

IN CONSIDERATION OF THE FOREGOING, the parties have caused this Amendment to be signed by their duly authorized representatives to be effective as of the 11th day of October, 2013.

Aquila Funds Trust	JPMorgan Chase Bank, N.A.
By: /s/ Charles E. Childs III	By: /s/ Cathi Fletcher
Name: Charles E. Childs III	Name: Cathi Fletcher
Title: Executive Vice President	Title: Vice President
Date 10/10/13	Date: 10/11/13

EXHIBIT A

Name of Fund (if different from the Trust)	Account Number(s)	Date Added (if different from date of original Custody Agreement)
Aquila Narragansett Tax-Free Income Fund	6801358300	October 11, 2013
Aquila Churchill Tax-Free Fund of Kentucky	6801358100	October 11, 2013
Aquila Tax-Free Fund of Colorado	6801358800	October 11, 2013
Aquila Tax-Free Trust of Arizona	6801359000
Aquila Tax-Free Fund For Utah	6801358900	October 11, 2013